Exhibit 28 (h)(79) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

AMENDMENT TO FINANCIAL ADMINISTRATION

AND ACCOUNTING SERVICES AGREEMENT

This Amendment to the Financial Administration and Accounting Services Agreement is made this 5th day of March, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”) and by and among each of the investment companies listed on Exhibit A thereto (each, a “Trust”) and shall be effective as of March 1, 2018 and as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, State Street and the Trusts entered into the Financial Administration and Accounting Services Agreement dated as of March 1, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.       The Agreement is hereby amended as follows:

A.       Article III of the Agreement is hereby amended and restated in its entirety as follows:

“State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trusts and, in each case where appropriate, the review and comment by the Trusts’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trusts and State Street.

State Street shall perform such other services for the Trusts that are mutually agreed to by the parties from time to time, for which the Trusts will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.”

B.       A new paragraph is hereby added to Section VI of the Agreement immediately following the first sentence as follows:

“In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for the Trusts shall at all times remain the property of the Trusts, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section XV and subject to Section XVII.B. State Street further agrees that all records that it maintains for the Trusts pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Trusts, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Trust by state or federal regulatory agencies, to produce the records of such Trust or State Street’s personnel as witnesses or deponents, each relevant Trust agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.”

C.       A new paragraph is hereby added to Section IX of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or any time in effect between any of the Trusts (or any of their investment managers or investment advisors, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as State Street hereunder (in such other capacities, the “Bank”), the Bank may be in possession of certain information and data relating to the Trusts and/or the Portfolios that is necessary to provide the Services, including Form N-PORT and Form N-CEN Support Services. Each of the Trusts hereby acknowledges and agrees that (i) this Section IX of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Portfolio under and pursuant to such Other State Street Agreements for the Bank to provide or otherwise make available (including via platforms such as my.statestreet.com) to State Street, Trust information such as net asset values and information relating to the net assets of the Trusts, holdings and liquidity reports, registration titles, market value and other information and data related to the Trusts.

D.       Paragraph 2 of Section XI is amended and restated as follows:

“The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by the party receiving the information (“Receiving Party”) without the use of any information provided by the party providing information under this agreement, or any affiliate (the “Disclosing Party”), (iii) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (iv) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State

Street or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (v) where the party seeking to disclose is expressly permitted under applicable law or regulation to disclose for a legitimate business purpose subject to confidentiality obligation, or has received the prior written consent of the Disclosing Party providing the information, which consent shall not be unreasonably withheld. Furthermore, and notwithstanding anything in this Section XI to the contrary, the Accounting Agent may aggregate Portfolio data with similar data of other customers of the Accounting Agent ("Aggregated Data") and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Portfolio data can be identified either directly or by inference or implication.

A Receiving Party shall protect Confidential Information of a Disclosing Party at least to the same degree as the Receiving Party protects its own Confidential Information. All Confidential Information, provided by a Disclosing Party shall remain the property of such Disclosing Party. All Confidential Information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to the Disclosing Party or destroyed, at the Receiving Party’s election; provided, that the Receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage.

E.       The fourth paragraph of Section XI is hereby amended and restated as follows:

“To the extent the Receiving Party continues to possess confidential information or records of the Disclosing party after the termination of this Agreement, the obligations contained in this Section XI of this Agreement shall continue until the five (5) year anniversary of the termination date of this Agreement.”

F.       The fourth paragraph of Section XVI is hereby amended and restated as follows:

“Each Trust will bear all expenses that are incurred in its operation and not specifically assumed by State Street. For the avoidance of doubt, Trust expenses not assumed by State Street include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by each Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of each Trust; costs of Preparation, printing, distribution and mailing, as applicable, of each Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trusts’ or any Fund’s net asset value.”

G. Section XXVI of the Agreement is hereby deemed amended and restated as follows:

“XXVI. DATA PRIVACY.

(a)       State Street will implement and maintain a written information security program that contains appropriate security measures generally consistent with industry standard practices aligned with a security framework appropriate for a large financial services company to safeguard the personal information of the Trusts’ shareholders, employees, directors and officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term, ''personal information", as used in this Section, means (a) an individual's name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security or other tax identification number, (ii) driver's license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person's account, (b) any combination of any of the foregoing that would allow a person to log onto or access an individual's account, or (c) any other non-public personal information within the meaning of applicable law or regulation. "Personal Information" shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public (except to the extent applicable law in a particular jurisdiction does not exclude such publicly available information from protection as personal information).”

H. A new Section XXIX of the Agreement is hereby added as follows:

“SECTION XXIX. USE OF DATA.

(a)       In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section XXIX includes each of its parent company, branches and affiliates (''Affiliates")) may collect and store information regarding a Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i)

to carry out the provision of services contemplated under this Agreement and other agreements between the Trusts and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(c) Except as expressly contemplated by this Agreement, nothing in this Section XXIX shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed data and information in the performance of its services under this Agreement pursuant to this Section XXIX to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.”

I.       A new Section XXX is hereby added to the Agreement as follows:

“XXX. BUSINESS CONTINUITY/DISASTER RECOVERY.

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond State Street’s control, State Street shall take reasonable steps to minimize service interruptions. Specifically, State Street shall implement reasonable procedures to prevent the loss of data and to recover from service interruptions caused by equipment failure or other circumstances with resumption of all substantial elements of services in a timeframe sufficient to meet business requirements. State Street shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trusts; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. State Street shall test the ability to recover to alternate data processing equipment in accordance with State Street program standards, and provide a high level summary of business continuity test results to the Trusts upon request. State Street will remedy any material deficiencies in accordance with State Street program standards. Upon reasonable advance notice, and at no cost to State Street, the Trusts retain the right to review State Street’s business continuity, crisis management, disaster recovery, and third-party vendor management processes and programs (including discussions with the relevant subject matter experts and an on-site review of the production facilities used) related to delivery of the service no more frequently than an annual basis. Upon reasonable request, the State Street also shall discuss with senior management of the Trusts any business continuity/disaster recovery plan of the State Street and/or provide a high-level presentation summarizing such plan.”

J.        New Schedules B and B2 are hereby added to the Agreement as set forth in Exhibit 1.

K.       A new Schedule B1 is hereby added to the Agreement as set forth in Exhibit 1.

L.       A new Schedule B6 (including Annex I thereto) is hereby added to the Agreement as set forth in Exhibit 1.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.              Sections 1.A., 1.B., 1.C., 1.D., 1.E., 1.F., 1.G., 1.H., 1.I., 1.J. and 1.K. of this Amendment and the preparation and onboarding activities related to the Services (as defined in the Agreement), including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.              Section 1.L. of this Amendment and the data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which any Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.              The filing obligations of the Services shall become effective as of the first day of the first month in which any Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.	Notwithstanding the first sentence of Section XV.A of the Agreement, each Trust agrees to be bound to receive from State Street the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months following the date of this Amendment. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the any renewal or termination provisions of Section XV will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

Each of the Investment Companies

Listed On Exhibit A TO THE AGREEMENT

By: /s/ Lori A. Hensler

Name: Lori A. Hensler

Title: Treasurer

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President

Schedule A

List of TRusts AND FUNDS

Federated Adjustable Rate Securities Fund:

Federated Equity Income Fund, Inc.

Federated Global Allocation Fund

Federated Government Income Securities, Inc.

Federated Government Income Trust

Federated High Income Bond Fund, Inc.

Federated Total Return Government Bond Fund

Federated U.S. Government Securities Fund: 1-3 Years

Federated U.S. Government Securities Fund: 2-5 Years

Federated Core Trust:

Federated Bank Loan Core Fund

Federated Mortgage Core Portfolio

High Yield Bond Portfolio

Emerging Markets Core Fund

Federated Core Trust III:

Federated Project and Trade Finance Core Fund

Federated Equity Funds:

Federated Clover Small Value Fund

Federated Kaufmann Fund

Federated Kaufmann Large Cap Fund

Federated Kaufmann Small Cap Fund

Federated MDT Mid Cap Growth Fund

Federated Prudent Bear Fund

Federated Strategic Value Dividend Fund

Federated Fixed Income Securities, Inc.:

Federated Strategic Income Fund

Federated High Yield Trust

Federated Equity Advantage Fund

Federated High Yield Trust

Federated Income Securities Trust:

Federated Capital Income Fund

Federated Floating Rate Strategic Income Fund

Federated Fund for U.S. Government Securities

Federated Intermediate Corporate Bond Fund

Federated Real Return Bond Fund

Federated Short-Term Income Fund

Federated Index Trust:

Federated Max-Cap Index Fund

Federated Mid-Cap Index Fund

Federated Institutional Trust:

Federated Government Ultrashort Duration Fund

Federated Institutional High Yield Bond Fund

Federated Short-Intermediate Total Return Bond Fund

Federated Insurance Series:

Federated Managed Tail Risk Fund II

Federated Fund for U.S. Government Securities II

Federated High Income Bond Fund II

Federated Kaufmann Fund II

Federated Managed Volatility Fund II

Federated Government Money Fund II

Federated Quality Bond Fund II

Federated Investment Series Funds, Inc.:

Federated Bond Fund

Federated Managed Pool Series:

Federated Corporate Bond Strategy Portfolio

Federated High-Yield Strategy Portfolio

Federated Mortgage Strategy Portfolio

Federated MDT Series:

Federated MDT All Cap Core Fund

Federated MDT Balanced Fund

Federated MDT Large Cap Growth Fund

Federated MDT Small Cap Growth Fund

Federated MDT Small Cap Core Fund

Federated Project and Trade Finance Tender Fund

Federated Total Return Series, Inc.:

Federated Mortgage Fund

Federated Total Return Bond Fund

Federated Ultrashort Bond Fund

Money Market Obligations Trust:

Federated California Municipal Cash Trust

Federated Georgia Municipal Cash Trust

Federated Government Obligations Fund

Federated Massachusetts Municipal Cash Trust

Federated Institutional Prime 60 Day Fund

Federated Institutional Money Market Management

Federated Municipal Obligations Fund

Federated New York Municipal Cash Trust

Federated Pennsylvania Municipal Cash Trust

Federated Prime Cash Obligations Fund

Federated Institutional Prime Obligations Fund

Federated Institutional Prime Value Obligations Fund

Federated Tax-Free Obligations Fund

Federated Institutional Tax-Free Cash Trust

Federated Treasury Obligations Fund

Federated Trust for U.S. Treasury Obligations

Federated Virginia Municipal Cash Trust